Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Julie Lorigan
Senior Vice President, Investor and Media Relations
(781) 741-7775

Stacy Berns/Melissa Jaffin – Investor/Media Relations
Berns Communications Group
(212) 994-4660

David Olsen for Golden Gate Capital
Coltrin & Associates
(212) 221-1616

TALBOTS SIGNS DEFINITIVE AGREEMENT
FOR SALE OF J. JILL ASSETS

Golden Gate Capital to Acquire J. Jill for Approximately $75 Million

Hingham, MA, June 8, 2009 -- The Talbots, Inc. (NYSE:TLB) today announced that it has signed a definitive agreement to sell substantially all of the J. Jill brand assets to Jill Acquisition, LLC, an affiliate of Golden Gate Capital, a San Francisco-based private equity investment firm, for approximately $75 million, subject to certain post-closing adjustments.

“This is a significant strategic step forward for Talbots as it enables us to focus our time, resources and attention exclusively on rejuvenating our core Talbots brand and return to profitable growth,” said Trudy F. Sullivan, Talbots President and Chief Executive Officer. “Paula Bennett and her team have made tremendous progress in improving the J. Jill brand merchandise and its creative presentation across all channels of business. We are confident that  Golden Gate Capital will be an excellent partner to help J. Jill achieve its true long-term potential.”

As part of the transaction, J. Jill will continue to be led by Paula Bennett, J. Jill brand President. All of the J. Jill brand employees located at the Quincy, MA and Tilton, NH facilities and at the transferred store locations will remain employed by the buyer. J. Jill will continue to operate under the same brand name, will remain headquartered in Quincy, MA, and will continue to operate its distribution center in Tilton, NH.

The transaction includes the transfer of certain assets and liabilities to the buyer, including the Tilton, NH distribution facility, sublease of a portion of the Quincy, MA office facility, and substantially all of the brand’s intellectual property and inventories. Two hundred and four of the existing 279 J. Jill brand store leases will be assigned to the buyer and will continue to operate.  The 75 remaining J. Jill brand store leases will be retained by Talbots and are currently expected to be closed by Talbots within the next sixty days.

Paula Bennett, J. Jill brand President, commented, “My team and I are delighted to partner with Golden Gate Capital. They have an outstanding reputation for developing great multi-channel businesses and we look forward to working with them to maximize the potential of the J. Jill brand as an independent company.”

The closing of the proposed transaction is anticipated to occur in the second quarter of fiscal 2009 and is subject to customary closing conditions, including the expiration of the antitrust waiting period. The purchase agreement contains customary representations, warranties, covenants and indemnification provisions. The Board of Directors of The Talbots, Inc. has unanimously approved the transaction. The transaction is not conditioned upon financing and no Company shareholder approval is required.

The pending divestiture of the J. Jill brand is part of Talbots efforts to continue to focus exclusively on executing the turnaround of its core business, including Talbots Misses, Petites, Woman, Accessories and Shoes, and its newly launched upscale outlet concept.

Over the last five years Golden Gate Capital has completed approximately 20 multi-channel retail acquisitions totaling in excess of $3.5 billion in annual revenues, including the acquisition of Express and various acquisitions through Orchard Brands, among others.

Moelis & Company acted as Talbots exclusive financial advisor on the transaction and both Dewey & LeBoeuf LLP and Day Pitney LLP acted as counsel. Kirkland & Ellis LLP acted as counsel to Golden Gate Capital.

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories.  At the end of first quarter 2009, the Company operated 586 Talbots brand stores in 47 states, the District of Columbia, and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

Golden Gate Capital is a San Francisco-based private equity investment firm with over $9.0 billion of assets under management dedicated to investing in change-intensive opportunities. The firm's charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company's value. For more information, visit http://www.goldengatecap.com.

Forward-Looking Information

The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The forward-looking information may be identified by such forward-looking terminology as “anticipate”, believe”, “may”, and similar terms of variations of such terms. Our forward looking statements, including those relating to consummation of the sale transaction and satisfaction of the other conditions and contingencies to the consummation of the sale transaction, are based on our assumptions, estimates and projections about our Company and the J. Jill brand business and involve significant risks and uncertainties, including: the risk that the transaction will not be consummated;  the risk that conditions and other contingencies to consummation and closing will not occur;  the risk that anticipated benefits from the sale transaction may not be realized or may take longer to realize than expected; the risk that estimated or anticipated costs, charges and liabilities to settle and complete the exit from and disposal of the J. Jill brand business, including both retained obligations and contingent risk for assigned obligations, may differ from or be greater than anticipated; and the effect of any regulatory approvals or conditions. If these or other significant risks and uncertainties occur, or if our estimates or underlying assumptions prove inaccurate, our actual results could differ materially and consummation of the sale transaction may not occur. You are urged to consider all such risks and uncertainties. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation to and does not plan to update any such forward-looking statements.

Certain other factors which may impact our continuing operations, prospects, financial results and liquidity or which may cause actual results to differ from such forward-looking statements are also discussed or included in the Company's periodic reports filed with the Securities and Exchange Commission and available on the Talbots website at www.thetalbotsinc.com under "Investor Relations”.  You are urged to carefully consider all such factors.

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